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PRESS RELEASE

JULY 2, 1999                                             COMPANY CONTACT:
                                                         Michael E. Noonan (CEO)
                                                         770-518-6010 x127


                          LAMINATING TECHNOLOGIES INC.
                             SELLS OPERATING ASSETS


ATLANTA, GA July 2, 1999 - Laminating Technologies Inc. (OTCBB: LAMT) reported today that it completed on June 30, 1999, its previously announced agreement to sell substantially all its operating assets to a new entity formed by the primary owners of Packaging Atlanta Corporation. The purchase price, based upon a percentage of the book value of the assets at closing, totaled approximately $400,000. The Company's shareholders approved the transaction, as well as a name change to LTI Holdings Inc., at a special shareholders meeting on June 25, 1999.

LTI's President, Mr. Noonan stated, "This sale allowed the Company to maximize its cash position and now we can fully concentrate on enhancing shareholder value by merger, acquisition or even possibly liquidation. We have cash, essentially no liabilities, and a clean reporting publicly traded company to offer potential partners."

Since its initial public offering in October, 1996, LTI has been a developmental stage company supplying a technology to provide barrier laminations for corrugated used in the manufacturing of specialty packaging products. As a result of this sale, the Company has discontinued this developmental effort and has no further operating business.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements, including the risk that the Company may not be able to merge with or acquire other entities, and other risks set forth in the Company's Securities and Exchange Commission filings.

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